Exhibit 99.1

Contact:
Amy Figueroa
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

PEREGRINE REPORTS PROMISING 12.4 MONTH OVERALL SURVIVAL DATA FROM
PHASE II TRIAL IN NON-SMALL CELL LUNG CANCER

-- Promising Overall Survival Consistent with Encouraging Earlier Tumor Response and PFS Data --
-- Data Further Support Ongoing Phase II NSCLC Trials Evaluating Bavituximab with Chemotherapy --

TUSTIN, CA, June 15, 2011 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections, today reported promising median overall survival (MOS) of 12.4 months from a Phase II clinical trial evaluating bavituximab plus carboplatin and paclitaxel in patients with previously untreated, locally-advanced or metastatic non-small cell lung cancer (NSCLC).  This survival is 20% longer than the 10.3 month MOS from a separate historic control trial using carboplatin and paclitaxel alone in a similar patient population.  This new MOS data point is consistent with encouraging earlier data from this trial, including objective response rate (ORR) of 43% and median progression-free survival (PFS) of 6.1 months, versus historic control data of 15% ORR and 4.5 months PFS.

“A two month extension in patient survival is significant in this aggressive form of cancer and we are excited to have another therapy in later-stage clinical development to meet this urgent medical need,” commented Raghunadharao Digumarti, M.D., principal investigator of this trial and professor and head of the Department of Medical Oncology at Nizam's Institute of Medical Sciences, Hyderabad, India. “As a novel monoclonal antibody targeting a novel universal target on all solid tumors, bavituximab is one of the most promising new therapeutic approaches for patients with lung and other forms of cancer.”

Peregrine is currently enrolling patients in a randomized Phase II trial in front-line NSCLC evaluating this same therapeutic combination in up to 86 patients.  In addition, bavituximab is being studied in combination with docetaxel in a randomized, double-blinded, placebo-controlled Phase II trial in second-line NSCLC and in combination with pemetrexed and carboplatin in a Phase Ib investigator-sponsored trial in front-line NSCLC.

“These survival data extend our set of bavituximab clinical data, and validate our strategy of advancing multiple clinical trials targeting NSCLC and other difficult to treat solid tumors,” said Steven W. King, president and chief executive officer of Peregrine. “We are eager to complete enrollment over the coming weeks in our ongoing confirmatory Phase II trial evaluating this same therapeutic regimen in a larger, randomized study and reporting interim ORR results in the second half of this year.  Our bavituximab oncology program is progressing well, with numerous company and investigator-sponsored trials evaluating the broad therapeutic potential of our first-in-class monoclonal antibody.”

Peregrine’s single-arm, open-label, multicenter Phase II trial enrolled 49 patients with stage IIIB/IV NSCLC.  Overall, the safety profile of bavituximab when combined with carboplatin and paclitaxel did not appear to increase known chemotherapy toxicity.

Randomized Phase II NSCLC Trials
Currently enrolling patients at multiple sites in the U.S. and internationally, Peregrine's two randomized Phase II NSCLC trials are designed to compare the ORR of bavituximab in combination with standard chemotherapy in patients with either front-line or second-line NSCLC. Secondary objectives of the studies include median PFS, duration of response, MOS, and safety parameters. More information about the trials as well as a Phase Ib investigator-sponsored front-line NSCLC trial can be found at http://www.clinicaltrials.gov/ct2/results?term=bavituximab.

About Bavituximab
Bavituximab is a first-in-class phosphatidylserine (PS)-targeting monoclonal antibody that represents a new approach to treating cancer. PS is a highly immunosuppressive molecule usually located inside the membrane of healthy cells, but “flips” and becomes exposed on the outside of cells that line tumor blood vessels, creating a specific target for anti-cancer treatments. PS-targeting antibodies target and bind to PS and block this immunosuppressive signal, thereby enabling the immune system to recognize and fight the tumor.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that results from the randomized Phase II trial will not be consistent with results experienced in the earlier Phase IIa trial, the risk the company may experience delays in completing patient enrollment of the randomized Phase II trial, the risk that results from the randomized Phase II trial may not support registration filings with the U.S. Food and Drug Administration, and the risk that Peregrine may not have or raise adequate financial resources to complete the planned clinical programs. Factors that could cause actual results to differ materially or otherwise adversely impact the company's ability to obtain regulatory approval for its product candidates include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2010 and the quarterly report on Form 10-Q for the quarter ended January 31, 2011. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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